Exhibit 4.6

GLOBAL AXCESS 2011 - C
LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of December 29th, 2011 (“Effective Date”) by and between:

GLOBAL AXCESS CORP., a Nevada corporation, whose address is: 7800 Belfort Parkway, Suite 165, Jacksonville, Florida 32256; NATIONWIDE MONEY SERVICES INC., a Nevada corporation, whose address is: 7800 Belfort Parkway, Suite 165, Jacksonville, Florida 32256; NATIONWIDE NTERTAINMENT SERVICES, INC., a Nevada corporation, whose address is: 7800 Belfort Parkway, Suite 165, Jacksonville, Florida 32256; EFT INTEGRATION, INC., a Florida corporation, whose address is: 7800 Belfort Parkway, Suite 165, Jacksonville, Florida 32256, (collectively, the foregoing entities shall be referred to herein and throughout the Loan Documents as the “Borrowers”); and FIFTH THIRD BANK, an Ohio Banking corporation, whose address is: 9716 San Jose Blvd., Suite 200, Jacksonville, FL 32257 (the “Bank”).

BACKGROUND

A. The Borrowers desire to borrow funds and obtain other financial accommodations from the Bank.

B. Pursuant to the Borrowers request, the Bank is willing to extend such financial accommodations to the Borrowers under the terms and conditions set forth herein.

In consideration of the foregoing and the mutual agreements hereinafter set forth, the Borrowers and the Bank hereby agree as follows:

Article I
DEFINITIONS.

1.1. Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, and (b) any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in New York, New York.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13. as amended from time to time, or, if such Statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the balance sheet of the Borrowers prepared in accordance with GAAP.

“Change in Ownership and Control” shall have the meaning set forth in Section 11.9 hereof.

“Collateral” shall have the meaning set forth in Section 6.1 hereof and as defined elsewhere in the Loan Documents, with such other definitions being incorporated herein.

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of the Borrowers and all such obligations and liabilities of the Borrowers incurred pursuant to any agreement, undertaking or arrangement by which the Borrowers: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Debt Service” shall mean, as calculated for the respective Reference Period and computed on a consolidated basis (if applicable), Borrowers’ interest expense plus all principal payments with respect to Indebtedness that were paid or were due and payable during such period.

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“Debt Service Coverage Ratio” shall mean, as calculated for the respective Reference Period and computed on a consolidated basis (if applicable), a ratio calculated as follows: (a) EBITDA excluding all distributions, dividends and non-cash gains or losses as determined in accordance with GAAP; divided by (b) Debt Service. The Debt Service Coverage Ratio is to be measured quarterly.

“Default Rate” shall mean the applicable rate of interest in effect with respect to each of the Loans plus five percent (5%) per annum.

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrowers’ financial statement and determined in accordance with GAAP.

“Draw Loan C” shall mean, respectively, each direct advance and the aggregate of all such direct advances made by the Bank to the Borrowers under and pursuant to this Agreement, as set forth in Section 2.2 of this Agreement.

“Draw Loan C Availability” shall mean at any time, the Draw Loan C Commitment minus the aggregate of all direct advances made by the Bank to the Borrowers herein.

“Draw Loan C Commitment” shall mean Three Million and 00/100 Dollars ($3,000,000.00).

“Draw Loan C Maturity Date” shall mean that certain “Draw Loan C Maturity Date” as defined and identified in the respective Draw Loan C Note.

“Draw Loan C Note” shall mean a promissory note in the form attached hereto as Exhibit A (with all required insertions to be made by, or otherwise acceptable to, Bank), to be executed by Borrowers and delivered to Bank in connection with, and as a requirement of, each advance under Draw Loan C.

“Draw Note” or “Draw Notes” shall mean all Draw Loan C Notes executed by Borrowers and delivered to Bank pursuant to this Agreement.

“EBITDA” shall mean, as calculated for the respective Reference Period and computed on a consolidated basis (if applicable), the amount of Borrowers’ earnings before interest, taxes, depreciation, and amortization expense for such period.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrowers described from time to time in the financial statements of the Borrowers and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrowers or to which the Borrowers is a party or may have any liability or by which the Borrowers is bound.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions set forth in Section 11 hereof.

“GAAP” shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied with prior periods, provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to fiscal year-end adjustments and footnotes made in accordance with GAAP.

“Indebtedness” shall mean at any time (a) all Liabilities of the Borrowers, (b) all Capital Lease obligations of the Borrowers, (c) all other debt, secured or unsecured, created, issued, incurred or assumed by the Borrowers for money borrowed or for the deferred purchase price of any fixed or capital asset, (d) indebtedness secured by any Lien existing on property owned by the Borrowers whether or not the Indebtedness secured thereby has been assumed, and (e) all Contingent Liabilities of the Borrowers whether or not reflected on its balance sheet.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of the Bank and any parent corporations, affiliated corporations or subsidiaries of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Interest Period” shall mean a period of one (1) month, provided, that (x) the initial Interest Period may be less than one month, depending on the initial funding date, and (y) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate” shall mean: With respect to Draw Loan C, a rate of interest equal to the LIBOR Rate plus 600 basis points or 6.00%, whichever is greater.

“Interest Rate Determination Date” shall mean for each respective Draw Note, the date such Draw Note is funded and, as to each Draw Note, the First day of each calendar month thereafter; in each case for all Draw Notes, adjusted in accordance with the Modified Following Business Day Convention.

“Liabilities” shall mean at all times all liabilities of the Borrowers that would be shown as such on a balance sheet of the Borrowers prepared in accordance with GAAP, including but not limited to any and all Rate Management Obligations.

“LIBOR Rate” shall mean a rate per annum (adjusted for the current maximum reserve rate required to be maintained by Lender) effective on any Interest Rate Determination Date, which is equal to the offered rate for deposits in U.S. dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by Lender, that displays British Bankers’ Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 a.m. (London, England time) two (2) business days prior to the Interest Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by Lender to be the rate at which U.S. dollar deposits for the Interest Period are offered to Lender in the London Inter-Bank market as of 11:00 a.m. (London, England time), on the day that is two (2) business days prior to the Interest Rate Determination Date.

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“Lien” shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the balance sheet of the Borrowers prepared in accordance with GAAP.

“Loans” shall mean, collectively, Draw Loans C and any and all other agreements evidencing a debt or monies owed by the Borrowers to the Bank under and pursuant to this Agreement.

“Loan Documents” shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by the Borrowers or any of its Subsidiaries for the benefit of the Bank pursuant to any of the foregoing or this Agreement, and all amendments, restatements, supplements and other modifications thereto, including without limitation, any and all Rate Management Agreements.

“Material” shall mean for purposes of Sections 7.9, 9.12, 11.8 and 11.13 of this Agreement those matters whose potential effects on the combined financial statements of the Borrowers would be the lesser of (i) 0.5% of the Borrowers’ combined annual revenues measured at the end of the next preceding calendar year, or (ii) $200,000.00.

“Modified Following Business Day Convention” shall mean the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day.

“Net Income” shall mean, with respect to any period, the amount shown opposite the caption “Net Income” or a similar caption on the financial statements of the Borrowers, prepared in accordance with GAAP.

“Note” and “Notes” shall mean, respectively, each of and collectively, the Draw Loan C Notes and any and all other promissory notes, instruments or written agreements now or hereafter delivered hereunder or in connection with this Agreement.

“Obligations” shall mean the Loans, as evidenced by the Notes, all interest accrued thereon, any fees due the Bank hereunder, any expenses incurred by the Bank hereunder and any and all other liabilities and obligations of the Borrowers (and of any partnership in which the Borrowers are or may be a partner) to the Bank, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether prior hereto, now or hereafter existing, whether previously due, now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several, including but not limited to, any and all Rate Management Obligations.

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“Obligor” shall mean the Borrowers, any guarantor, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“Person” shall mean any individual, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Prime Loan” or “Prime Loans” shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Loans that bear interest at the Prime Rate, subject to any interest rate floor.

“Prime Rate” shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Bank as its Prime Rate, which is not intended to be the Bank’s lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Rate.

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Bank or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether previously, now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of Borrower to Bank or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether, previously, now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“Reference Period” means: (a) with respect to the fiscal quarter ending June 30, 2011, the immediately preceding three (3) month period; (b) with respect to the fiscal quarter ending September 30, 2011, the immediately preceding three (3) month period; and (c) with respect to each fiscal quarter ending after September 30, 2011, the immediately preceding twelve (12) month period ending as of the date of such fiscal quarter.

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“Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereto by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank.

“Senior Funded Indebtedness to EBITDA Ratio” shall mean, as calculated for the respective Reference Period and computed on a consolidated basis (if applicable), a ratio calculated as follows: (a) indebtedness (excluding subordinated indebtedness); divided by (b) on a consolidated basis, EBITDA excluding all distributions, dividends and non-cash gains or losses as determined in accordance with GAAP. Notwithstanding the foregoing, with respect to the calculations of said ratio for the Reference Periods ending June 30, 2011 and September 30, 2011, respectively, the then value of EBITDA shall be first multiplied by four (4). The Senior Funded Indebtedness to EBITDA Ratio is to be measured quarterly.

“Subsidiary” and “Subsidiaries” shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which the Borrowers own directly or indirectly fifty percent (50.00%) or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation; (b) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, limited liability partnership, joint venture or similar entity, or (c) the beneficial interest of such entity, if a trust, association or other unincorporated organization.

“UCC” shall mean the Uniform Commercial Code in effect in the state of Nevada and Florida, from time to time, as applicable.

“Unencumbered Liquid Assets” shall mean the sum of monies deposited by Borrowers with the Bank, in demand deposits, money market accounts, time deposit accounts, or certificates of deposit, which are unencumbered by any liens, claims and encumbrances except those in favor of Bank.

1.2. Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of the Borrowers on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules. regulations. pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions). which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrowers will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrowers will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

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1.3. Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

1.4. Other Definitional Provisions; Construction. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrowers” shall be so construed. The word “Borrowers” shall be construed to refer to the Borrowers and/or the Borrowers, both jointly and severally and together and individually. The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in accordance with Section 13.3 hereof. References in this Agreement to any party shall include such party’s successors and permitted assigns. References to any “Section” shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern.

Article II
COMMITMENT OF THE BANK.

2.1. Draw Loan C.

a. Draw Loan C Commitment. Subject to the Bank’s further reasonable approval, and in reliance upon the representations and warranties of the Borrowers set forth herein and in the other Loan Documents, the Bank agrees to make Draw Loan C available in minimum draw amounts of $40,000.00 at such times as the Borrowers may from time to time request until, but not including, the Draw Loan C Maturity Date; provided, however, that the aggregate principal balance of all Loans outstanding at any time shall not exceed the Draw Loan C Availability. Draw Loan C is not a revolving credit facility, therefore, no principal amount of Draw Loan C repaid by Borrowers may be reborrowed by Borrowers.

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b. Draw Loan C Purpose. Draw Loan C shall be used for the purpose of acquiring various Customer Contracts and related ATM equipment and inventory, said Customer Contracts more specifically identified in Exhibit C (Collateral Assignment of Contracts) attached hereto and in successive such Assignments identifying specific Collateral for successive Draw Loan C Notes, not exceeding in the aggregate the Draw Loan C Commitment.

c. Draw Loan C Interest and Principal Payments. Principal and interest payable under any Draw Loan C Note shall be paid in monthly installments of principal plus interest as provided in said Draw Loan C Note, with all outstanding principal and accrued interest due and payable on the Draw Loan C Maturity Date or upon acceleration of the Draw Loan C Note.

2.2. Interest and Fee Computation: Collection of Funds. Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed and shall accrue on the outstanding principal amount hereunder from and including the date each Advance is made to but excluding the date the entire principal amount hereunder is paid in full. The Interest Rate applicable to each Advance shall initially be determined on the first calendar day of the month in which such Advance was made and the Interest rate shall be adjusted automatically on the first calendar day of each month which is one month after the date such Interest Rate was last determined in accordance with the Modified Following Business Day Convention.

2.3. Additional Loan Provisions.

a. Prepayments. Borrower may prepay all of part of any Loan, which prepaid amounts shall be applied to the amounts due in reverse order of their due dates. The Borrower may prepay all or part of the principal sum of a Loan at any time without penalty. Notwithstanding the foregoing, any and all obligations of the Borrower to the Bank under any Rate Management Agreement(s) between the Bank and the Borrower must also be fully paid and performed by Borrower, in accordance with the terms of such Rate Management Agreement(s), prior to release of any security pledged in support of this Loan.

b. LIBOR Indemnity. If any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive of any governmental authority, central bank or comparable agency (whether or not having the force of law) shall (i) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (ii) subject the Bank or any Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrowers to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (iii) impose on the Bank any other condition regarding such Loan or the Bank’s funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to, or to impose a cost on, the Bank or such controlling Person of making or maintaining such Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrowers shall pay to the Bank or such controlling Person, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

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c. LIBOR Unavailability. If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) the making or maintenance of any Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant Loan, or (iv) the LIBOR Rate does not accurately reflect the cost to the Bank of a Loan, the Bank shall promptly notify the Borrowers thereof and, so long as the foregoing conditions continue, none of the Loans may be advanced at the Interest Rate thereafter. In addition, at the Borrowers’ option, each existing Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

d. Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the Loans, then the Bank shall promptly notify the Borrowers and none of the Loans may be advanced at the Interest Rate thereafter. In addition, at the Borrowers’ option, each existing Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

Article III
CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse or make all or any portion of the Loans if any of the following conditions shall have occurred.

3.1. Loan Documents. The Borrowers shall have failed to execute and deliver to the Bank (or pay and provide evidence of said payment, as applicable) any of the following, all of which must be satisfactory to the Bank and the Bank’s counsel in form, substance and execution:

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a. Loan Agreement. Two copies of this Agreement duly executed by the Borrowers.

b. Initial Draw Loan C Notes. Draw Loan C Notes in the original principal amounts of $40,800 and $51,600, respectively, duly executed by the Borrowers in form and substance acceptable to Bank in its sole and absolute discretion.

c. Collateral Assignment of Contracts. Two copies of a Collateral Assignment of Contracts (“Assignment”) duly executed by the Borrowers in the form attached hereto as Exhibit C (with all required insertions to be made by, or otherwise acceptable to, Bank).

d. Resolutions. Resolutions of the Borrowers authorizing the execution of this Agreement and the Loan Documents.

e. Additional Documents. Such other agreements, certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Bank shall reasonably require.

f. Documentary Stamps / Taxes. Borrowers shall be responsible for paying all documentary stamp taxes, recording and / or filing fees, taxes, intangible taxes, and similar obligations imposed on the making of the Loans and the securing of the Bank’s security interest in the Collateral under this Agreement.

3.2. Event of Default. Any Event of Default, or any event which, with notice or lapse of time, or both would constitute an Event of Default, shall have occurred and be continuing.

3.3. Adverse Changes. A material adverse change in the financial condition or affairs of the Borrowers, as determined in the Bank’s sole and complete discretion, shall have occurred.

3.4. Litigation. Any litigation or governmental proceeding shall have been instituted against the Borrowers or any of its officers or shareholders which in the discretion of the Bank, reasonably exercised, materially adversely affects the financial condition or continued operation of the Borrowers.

3.5. Representations and Warranties. Any representation or warranty of the Borrowers contained herein or in any Loan Document shall be untrue or incorrect in any material way as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

Article IV
RECORDS EVIDENCING LOANS.

At the time of the initial disbursement of funds under Draw Loan C, as applicable, and at each time an additional Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank. All amounts recorded on the books and records of the Bank shall be, absent demonstrable error, conclusive and binding evidence of: (a) the principal amount of the Loans advanced hereunder, (b) any unpaid interest owing on the Loans, and (iii) all amounts repaid on the Loans. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrowers under the Draw Note to repay the principal amount of the Loans, together with all interest accruing thereon.

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Article V
MANNER OF BORROWING.

Borrowers shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit B or telephonic notice (followed immediately by a Notice of Borrowing) to Bank of each proposed advance under Draw Loan C not later than 11:00 A.M., Jacksonville, Florida time, at least three (3) Business Days prior to the proposed date of such borrowing. Each Notice of Borrowing shall become effective and irrevocable upon delivery by Borrowers to Bank of: (a) an original Draw Note executed by Borrowers in the respective requested principal amount; (b) copies of the respective purchase order(s) for which the requested proceeds will be used, certified by the Borrowers to be true and correct in all respects; and (c) such other documents and agreements (including without limitation documents and agreements in favor of Bank providing for additional Collateral, or rights thereto), which the Bank shall reasonably require. The proceeds of each requested Loan shall be made available at the office of the Bank by credit to the account of the Borrowers or by other means requested by the Borrowers and acceptable to the Bank. The Borrowers do hereby irrevocably confirm, ratify and approve all such advances by the Bank and do hereby indemnify the Bank against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Bank harmless with respect thereto.

Article VI
GRANT OF SECURITY FOR THE OBLIGATIONS.

6.1. Security for Obligations. Subject to the specific exclusions set forth in Section 6.2 hereof, as security for the payment of the Obligations, the Borrowers do hereby irrevocably pledge, assign, transfer, hypothecate and deliver to the Bank and do hereby grant and hypothecate to the Bank a continuing and unconditional security interest in and to any and all property of the Borrowers, of any kind or description, tangible or intangible, whether now existing or hereafter arising or acquired, including, but not limited to, the following (all of which property, along with the products and proceeds therefrom are individually and collectively referred to as the “Collateral”):

a. all property of, or for the account of, the Borrowers now or hereafter coming into the possession, control or custody of, or in transit to, the Bank or any agent or bailee for the Bank or any parent, affiliate or subsidiary of the Bank or any participant with the Bank in the Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

b. the additional property of the Borrowers, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions for, and replacements, products and proceeds therefrom, and all of the Borrowers’ books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrowers’ right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

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i. All accounts and all goods whose sale, lease or other disposition by the Borrowers has given rise to accounts and have been returned to, or repossessed or stopped in transit by, the Borrowers, or rejected or refused by an Account Debtor;

ii. All inventory, including ATM and DVD machines and equipment, including, without limitation, raw materials, work-in-process and finished goods;

iii. All goods (other than inventory), including, without limitation, embedded software, equipment, vehicles, furniture and fixtures;

iv. All software and computer programs;

v. All securities, investment property, financial assets and deposit accounts;

vi. All chattel paper, electronic chattel paper, instruments, documents, letter of credit rights, all proceeds of letters of credit, health care insurance receivables, supporting obligations, notes secured by real estate, commercial tort claims and general intangibles, including payment intangibles; and

vii. All proceeds (whether cash proceeds or noncash proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property or any part thereof, including unearned premiums, and of eminent domain or condemnation awards.

6.2. Specific Exclusions to Collateral. Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, the Bank shall have no security interest in the specific equipment respectively described in those certain UCC financing statements identified on Schedule 6.2, copies of which are attached hereto and made a part hereof; provided, however, that once existing loans are paid in full and UCC financing statements or other evidence of security are terminated or required to be terminated, the Bank shall have the right to a first security interest in said equipment and the right to file UCC financing statements or other appropriate security statements against said equipment.

6.3. Cross-Collateral. Any Collateral of the Borrowers pledged or secured under any other agreements with the Bank, shall secure all of the Obligations hereunder.

6.4. Possession and Transfer of Collateral. Until an Event of Default has occurred hereunder, the Borrowers shall be entitled to possession or use of the Collateral. The cancellation or surrender of the Notes, upon payment or otherwise, shall not affect the right of the Bank to retain the Collateral for any other of the Obligations. The Borrowers shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral, except that the Borrowers may sell Inventory in the ordinary course of business.

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6.5. Financing Statements. The Borrowers shall, at the Bank’s request, at any time and from time to time, execute and deliver to the Bank such financing statements, amendments and other documents and do such acts as the Bank deems necessary in order to establish and maintain valid, attached and perfected first security interests in the Collateral in favor of the Bank, free and clear of all Liens and claims and rights of third parties whatsoever (except as otherwise specifically set forth in Section 8 hereof). The Borrowers hereby irrevocably authorize the Bank at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrowers or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrowers are organizations, the type of organization and any organization identification numbers issued to the Borrowers, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Borrowers agree to furnish any such information to the Bank promptly upon request. The Borrowers further ratify and affirm their respective authorizations for any financing statements and/or amendments thereto, executed and filed by the Bank in any jurisdiction prior to the date of this Agreement.

6.6. Additional Collateral. The Borrowers shall deliver to the Bank immediately upon its demand, such other collateral as the Bank may from time to time request, should the value of the Collateral, in the Bank’s sole and absolute discretion, decline, deteriorate, depreciate or become impaired, and does hereby grant to the Bank a continuing security interest in such other collateral, which, when pledged, assigned and transferred to the Bank shall be and become part of the Collateral. The Bank’s security interests in each of the foregoing Collateral shall be valid, complete and perfected whether or not covered by a specific assignment.

6.7. Preservation of the Collateral. The Bank may, but is not required to, take such action from time to time as the Bank deems appropriate to maintain or protect the Collateral. The Bank shall have exercised reasonable care in the custody and preservation of the Collateral if it takes such action as the Borrowers shall reasonably request in writing; provided, however, that such request shall not be inconsistent with the Bank’s status as a secured party, and the failure of the Bank to comply with any such request shall not be deemed a failure to exercise reasonable care. In addition, any failure of the Bank to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrowers, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Borrowers shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrowers and the Bank in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrowers represent to, and covenant with, the Bank that the Borrowers have made arrangements for keeping informed of changes or potential changes affecting the securities (including, but not limited to, rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrowers agree that the Bank shall have no responsibility or liability for informing the Borrowers of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

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6.8. Other Actions as to any and all Collateral. The Borrowers further agree to take any other action reasonably requested by the Bank to insure the attachment, perfection and first priority of, and the ability of the Bank to enforce, the Bank’s security interest in any and all of the Collateral including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that the Borrowers’ signature thereon is required therefor, (b) causing the Bank’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the bank to enforce, the Bank’s security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank’s security interest in such Collateral, (d) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other Person obligated on Collateral, (e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Bank, and (f) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction.

6.9. Assignment of Contracts, Leases, and Agreements.

a. In addition to the Collateral described in this Section 6 and its subparts as referenced above and in order to further secure the payment of the Loans, and the Borrowers’ obligations under the Loan Documents now or hereafter existing between Borrowers, hereinafter referred to in this Section 6.9 as Assignors, and the Bank, hereinafter referred to in this Section 6.9 as the Assignee, and as an essential and integral part of this Agreement, and in consideration of the making of the Loans, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the said Assignors do hereby immediately and absolutely sell, assign, transfer, convey and set over unto the Assignee, its successors and assigns, all right, title, interest and privileges which the Assignors have and may have in any and all contracts, leases, and agreements now existing or hereafter made with respect to the placement, rental and servicing of ATM and DVD kiosks owned by Assignors, as said contracts, leases, and agreements, may have been, or may be from time to time hereafter modified, extended or renewed (collectively the “Operating Agreements”), including all of the rents, issues, income, revenue, and profits due and becoming due under the Operating Agreements, and the acceptance of this Assignment and the collection of rents, issues, income, revenue, payments, or profits under the Operating Agreements hereby assigned shall not constitute a waiver of any rights of the Assignee under the terms of the Loan Documents.

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b. With respect to Operating Agreements executed after the execution of this Agreement, Assignors shall give written notice to each customer of Borrowers whose Operating Agreement is assigned by this Section 6.9 to Assignee (the Bank) and the Bank’s security interest in any such Operating Agreement, and shall promptly serve a copy of said notice to the Bank.

c. Forthwith after the execution of this Agreement, Borrowers shall also provide in each and every Operating Agreement with any of its ATM or DVD customers executed after the date of this Agreement (or any extension or renewal thereof) existing on the date of this Agreement) for the assignment of Borrowers’ rights under the Operating Agreements without the consent of such customer, in the following form:

“Notwithstanding anything to the contrary in this Agreement, this Agreement shall be assignable by (appropriate Borrower) (“Assignor”) without the further consent of (customer).”

d. Assignor hereby agrees to deliver an executed copy of any such Assignment to Fifth Third Bank forthwith after the execution of such Operating Agreement.

Article VII
REPRESENTATIONS AND WARRANTIES.

To induce the Bank to make the Loans, the Borrowers make the following representations and warranties to the Bank, each of which shall be true and correct as of the date of the execution and delivery of this Agreement, and which shall survive the execution and delivery of this Agreement:

7.1. Borrowers’ Organization and Name. The Borrowers’ organizational information and names are as follows:

GLOBAL AXCESS CORP, a Nevada corporation
7800 Belfort Parkway, Suite 165
Jacksonville, Florida 32256;
Nevada Organizational Number:	C3077-1984
Florida Document Number:	F04000005796

NATIONWIDE MONEY SERVICES INC., a Nevada corporation
7800 Belfort Parkway, Suite 165
Jacksonville, Florida 32256
Nevada Organizational Number:	C17069-1993
Florida Document Number:	F00000003941

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NATIONWIDE NTERTAINMENT SERVICES, INC., a Nevada corporation
7800 Belfort Parkway, Suite 165
Jacksonville, Florida 32256
Nevada Organizational Number:	C22806-2001
Florida Document Number:	F09000001025

EFT INTEGRATION, INC., a Florida corporation
7800 Belfort Parkway, Suite 165
Jacksonville, Florida 32256
Florida Document Number:	P99000009108

Borrowers are all each a separate for profit corporation duly organized, existing and authorized to do business in the State of Nevada, except that Borrower EFT INTEGRATION, INC., is a Florida corporation. The Borrowers are with full and adequate corporate power to carry on and conduct their business as presently conducted. The Borrowers are duly licensed or qualified in all foreign jurisdictions wherein the nature of their activities require such qualification or licensing. The exact legal name of the Borrowers are as set forth in the first paragraph of this Agreement and in this subpart, and the Borrowers currently do not conduct, nor have they during the last five (5) years conducted, business under any other names or trade names, except as shown on Schedule 7.1 attached hereto.

7.2. Authorization; Validity. The Borrowers have full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of their duties and obligations under this Agreement and the Loan Documents. The execution and delivery of this Agreement and the Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the articles of incorporation or bylaws or Articles of Organization of the Borrowers. All necessary and appropriate action has been taken on the part of the Borrowers to authorize the execution and delivery of this Agreement and the Loan Documents. This Agreement and the Loan Documents are valid and binding agreements and contracts of the Borrowers in accordance with their respective terms.

7.3. Compliance With Laws. The nature and transaction of the Borrowers’ business and operations and the use of their respective properties and assets, including, but not limited to, the Collateral or any real estate owned or occupied by the Borrowers, do not and during the term of the Loans shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not. Without limitation, the Borrowers shall at all times maintain all necessary licenses, charter, permits (collectively the “Permits”), and any other required Permits for the operation of their ordinary businesses.

7.4. Absence of Breach. The execution, delivery and performance of this Agreement, the Loan Documents and any other documents or instruments to be executed and delivered by the Borrowers in connection with the Loans shall not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which the Borrowers are a party or by which the Borrowers or any of their property or assets may be bound.

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7.5. Collateral Representations. One or more of the Borrowers are the sole owner of the Collateral, free from any Lien of any kind, other than the Lien of the Bank and Permitted Liens (hereinafter defined) in Section 8.2.

7.6. Financial Statements. All financial statements submitted to the Bank have been prepared in accordance with GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and truly and accurately reflect the financial condition of the Borrowers and the results of the operations for the Borrowers as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrowers to the Bank, there has been no material adverse change in the financial condition or in the assets or liabilities of the Borrowers, or any changes except those occurring in the ordinary course of business.

7.7. Litigation and Taxes. There is no litigation, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the best knowledge of the Borrowers, threatened, against the Borrowers, which, if adversely determined, would result in any material adverse change in the financial condition or properties, business or operations of the Borrowers. The Borrowers have duly filed all applicable income or other tax returns and have paid all income or other taxes when due. There is no controversy or objection pending, or to the best knowledge of the Borrowers, threatened in respect of any tax returns of the Borrowers.

7.8. Event of Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under this Agreement or any of the Loan Documents and the Borrowers are not in Material default under any Operating Agreement, other contract, lease or agreement to which they are a party.

7.9. ERISA Obligations. All Employee Plans of the Borrowers meet the minimum funding standards of Section 302 of ERISA where applicable and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. The Borrowers have promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 (“ERISA”) of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

7.10. Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) could adversely affect the validity or priority of the Liens granted to the Bank under the Loan Documents, (b) could materially adversely affect the ability of the Borrowers to perform its obligations under the Loan Documents, (c) would constitute a default under any of the Loan Documents, or (d) would constitute such a default with the giving of notice or lapse of time or both.

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7.11. Lending Relationship. The Borrowers acknowledge and agree that the relationship hereby created with the Bank is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists and that the Borrowers have not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. The Bank represents that it will receive the Notes payable to its order as evidence of a bank loan.

7.12. Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby: (a) are business loans within the purview of the applicable laws of the States of Florida and Nevada, as applicable and as amended from time to time; (b) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time; and (b) do not, and when disbursed shall not, violate the provisions of the Florida usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Loans.

7.13. Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by the Borrowers, or any affiliates of the Borrowers, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.

7.14. Governmental Regulation. The Borrowers, their Subsidiaries and any guarantors are not, or after giving effect to any loan, will not be, subject to regulation under the Public Utility Holding Borrowers Act of 1935, the Federal Power Act or the Investment Borrowers Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.15. Place of Business. The principal place of business of the Borrowers is 7800 Belfort Parkway, Suite 165, Jacksonville, Florida 32256, and the Borrowers shall promptly notify the Bank of any change in such location. The Borrowers will not remove or permit the Collateral to be removed from such location or any other location in which Collateral securing the Loans is situated, without the prior written consent of the Bank, except for ATM and DVD machines and equipment reported on the Quarterly Equipment Location Reports required under Section 9.10 hereof.

7.16. Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to the Bank in connection with or in furtherance of this Agreement by or on behalf of the Borrowers fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

Article VIII
NEGATIVE COVENANTS.

8.1. Indebtedness. The Borrowers shall not, without the Bank’s prior written approval, either directly or indirectly, create, assume, incur or have outstanding any Indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

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a. the Obligations;

b. endorsement for collection or deposit of any commercial paper secured in the ordinary course of business;

c. obligations of the Borrowers for taxes, assessments, municipal or other governmental charges;

d. obligations of the Borrowers for accounts payable, other than for money borrowed or obligations incurred under the Operating Agreements or otherwise in the ordinary course of business; and

e. obligations of the Borrowers individually or collectively for the purchase of real estate or the expansion of facilities under a total of $50,000 in the aggregate; and

f. obligations existing on the date hereof which are disclosed on the financial statements referred to in Section 7.

8.2. Encumbrances. Except for Liens with respect only to the financing statements shown on Schedule 6.2 and the debt to Dr. Robert Mehlman referenced on Schedule 8.2 attached hereto and made a part hereof, the Borrowers shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrowers, whether owned at the date hereof or hereafter acquired except the following (“Permitted Liens”):

a. Liens for taxes. assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings in such a manner as not to make the property forfeitable;

b. Liens or charges incidental to the conduct of their business or the ownership of their property and assets which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of their business;

c. Liens arising out of judgments or awards against the Borrowers with respect to which they shall concurrently therewith be prosecuting a timely appeal or proceeding for review and with respect to which they shall have secured a stay of execution pending such appeal or proceedings for review;

d. pledges or deposits to secure obligations under worker’s compensation laws or similar legislation;

e. good faith deposits in connection with lending contracts or leases to which the Borrowers are parties;

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f. deposits to secure public or statutory obligations of the Borrowers;

g. Liens granted to the Bank hereunder; and

h. Subordinate Liens expressly permitted by the Bank.

8.3. Investments. The Borrowers shall not, either directly or indirectly, make or have outstanding any new investments (whether through purchase of stocks, obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets, business, stock or other evidence of beneficial ownership of any other Person except:

a. investments in direct obligations of the United States;

b. investments in certificates of deposit issued by the Bank or any bank with assets greater than One Hundred Million Dollars ($100,000,000.00); or

c. investments in Prime Commercial Paper (for purposes hereof, Prime Commercial Paper shall mean short-term unsecured promissory notes sold by large corporations and rated A-1/P-1 by Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and Moody’s Investment Service, Inc.).

Notwithstanding the above, the Borrowers shall not, either directly or indirectly, make or have outstanding any new real estate investments (whether through purchase of stocks, obligations or otherwise), or acquire all or any substantial part of any real estate, without the prior written consent of the Bank which may be withheld in its sole discretion.

8.4. Distributions. The Borrowers shall not (a) make any distributions or dividends (other than stock dividends), whether in cash or otherwise, to any of their members, or joint venture partners, including but not limited to any entity formed between or among Borrowers or any of them and Signify Solutions, Inc. or any of its affiliates, (b) purchase or redeem any of their equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of their members or any affiliate thereof, (d) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any subordinated debt, or (e) set aside funds for any of the foregoing.

8.5. Transfer; Merger. The Borrowers shall not, without the consent of the Bank which shall not be unreasonably withheld, either directly or indirectly, merge, consolidate, sell, transfer, license, lease, encumber or otherwise dispose of all or any part of their property or business or all or any substantial part of their assets, or sell or discount (with or without recourse) any of its Promissory Notes, Chattel Paper, Payment Intangibles or Accounts (as the foregoing terms are defined in the UCC).

8.6. Issuance of Shares/Membership. The Borrowers shall not, either directly or indirectly, issue or distribute any additional shares or other securities of the Borrowers, or elect any additional members, except in the ordinary course of the Borrowers’ business with the consent of the Bank, not to be unreasonably withheld.

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8.7. Use of Proceeds. Neither the Borrowers nor any of its Subsidiaries or affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by the Bank or an affiliate of the Bank, or for any purposes other than those identified in Section 2.1(b) above.

8.8. Bank Accounts. The Borrowers shall not establish any new Deposit accounts or other bank accounts, other than bank accounts established at or with the Bank without the prior written consent of the Bank.

8.9. Change of Legal Status. The Borrowers shall not, without the consent of the Bank which shall not be unreasonably withheld, change their names, their organizational identification number, or their jurisdiction of organization or other legal structure.

8.10. Transactions with Affiliates. The Borrowers shall not, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of the Borrowers other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrowers and upon fair and reasonable terms which are fully disclosed to the Bank and are no less favorable to the Borrowers than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrowers.

8.11. Subsidiaries. No Borrower(s) shall, whether in one transaction or a series of related transactions, form or otherwise acquire a Subsidiary except for such Subsidiaries whose formation or acquisition (as applicable) has been previously consented to, in writing, by Bank, and who execute a joinder to this Agreement (and all other agreements of the Borrowers deemed necessary in the sole discretion of the Bank) contemporaneously with such formation or acquisition (as applicable).

Article IX
AFFIRMATIVE COVENANTS.

9.1. Compliance with Bank Regulatory Requirements. Upon demand by the Bank, the Borrowers shall reimburse the Bank for the Bank’s additional costs and/or any reductions in the amount of principal or interest received or receivable by the Bank if at any time after the date of this Agreement any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or the Loans, whether or not having the force of law, shall impose, modify or deem applicable any reserve (except reserve requirements taken into account in calculating the interest rate and/or special deposit requirement against or in respect of assets held by or deposits in or for the account of the Loans by the Bank or impose on the Bank any other condition with respect to this Agreement or the Loans, the result of which is to either increase the cost to the Bank of making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by the Bank with respect to such Loans. Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of such Loans. All Loans shall be deemed to be match funded for the purposes of the Bank’s determination in the previous sentence. Notwithstanding the foregoing, the Borrowers shall not be required to pay any such additional costs which could be avoided by the Bank with the exercise of reasonable conduct and diligence.

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9.2. Borrowers’ Existence. The Borrowers shall at all times preserve and maintain their existence, rights, franchises and privileges, and shall at all times continue as a going concern in the business which the Borrowers are presently conducting.

9.3. Maintain Collateral. The Borrowers shall at all times maintain, preserve and keep their physical plant, properties and equipment, including, but not limited to, any collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. The Borrowers shall permit the Bank to examine and inspect such plant, properties and equipment, including, but not limited to, any collateral, at all reasonable times at the Bank’s expense unless after the occurrence of an Event of Default, in which case it shall be at the expense of Borrowers.

9.4. Maintain Insurance. The Borrowers shall at all times insure and keep insured in insurance companies acceptable to the Bank, all insurable property owned by them which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and shall similarly insure employers’, public and professional liability risks. Prior to the date of the funding of the Notes, the Borrowers shall deliver to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained by the Borrowers pursuant to this Section 9. All such policies of insurance must be satisfactory to the Bank in relation to the amount and term of the Obligations and type and value of the Collateral and assets of the Borrowers, shall identify the Bank as lender’s loss payee and as an additional insured. In the event the Borrowers either fail to provide the Bank with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation or default by the Borrowers hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto, which the Bank deems advisable. This insurance coverage (i) may, but need not, protect the Borrowers’ interest in such property, including, but not limited to the Collateral, and (ii) may not pay any claim made by, or against, the Borrowers in connection with such property, including, but not limited to the Collateral. The Borrowers may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrowers has obtained the insurance coverage required by this Section. The costs of such insurance obtained by the Bank, through and including the effective date such insurance coverage is canceled or expires, shall be payable on demand by the Borrowers to the Bank, together with interest at the Default Rate on such amounts until repaid and any other charges by the Bank in connection with the placement of such insurance. The costs of such insurance, which may be greater than the cost of insurance which the Borrowers may be able to obtain on its own, together with interest thereon at the Default Rate and any other charges by the Bank in connection with the placement of such insurance may be added to the total Obligations due and owing.

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9.5. Tax Liabilities. The Borrowers shall at all times pay and discharge all property and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against the Borrowers or any of their properties, equipment or inventory, before the same shall become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and are insured against or bonded over to the satisfaction of the Bank.

9.6. ERISA Liabilities; Employee Plans. The Borrowers shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrowers; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank immediately upon receipt by the Borrowers of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

9.7. Financial Statements. The Borrowers shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrowers, including, but not limited to:

a. as soon as available, and in any event, within one hundred twenty (120) days after the close of each of their fiscal years, a copy of the annual audited financial statements of the Borrowers, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as the Bank may reasonably request, in reasonable detail, prepared and certified by an independent certified public accountant acceptable to the Bank; and

b. as soon as available, and in any event, within sixty (60) days following the end of each fiscal quarter, a copy of the company prepared financial statements of the Borrowers regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended and such other information (including nonfinancial information) as the Bank may request, in reasonable detail, prepared and certified as accurate by the Borrowers.

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c. unless subsequently requested in writing by the Bank, so long as Borrowers are reporting companies under the Securities Exchange Act of 1934 and are timely filing the reports required thereunder to the Securities Exchange Commission, Borrowers will not be required to furnish the financial statements as provided in clauses (a) and (b) above.

d. no change with respect to such accounting principles shall be made by the Borrowers without giving prior notification to the Bank. The Borrowers represent and warrant to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrowers. The Bank shall have the right at all times during business hours to inspect the books and records of the Borrowers and make extracts therefrom. The Borrowers agree to advise the Bank immediately of any material adverse change in the financial condition, the operations or any other status of the Borrowers.

9.8. Supplemental Financial Statements. The Borrowers shall immediately upon receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to the Borrowers by independent accountants in connection with any interim audit or review of the books of the Borrowers.

9.9. Field Audits. Bank shall have the right to conduct a field examination of the accounts and inventory of the Borrowers at the Borrowers’ sole expense. A field examination is an on-site inspection to ascertain the quality and existence of pledged assets; evaluate the Borrowers’ internal controls and accounting and finance functions; and test the accuracy of financial reporting received from the Borrowers, the results of which must be satisfactory to the Bank in the Bank’s sole and absolute discretion.

9.10. Other Reports/Quarterly Equipment Location Report. The Borrowers shall, within such period of time as the Bank may specify, deliver to the Bank such other schedules and reports as the Bank may require, including, but not limited to, the following: Within sixty (60) days after the end of each fiscal quarter, an equipment Location Report, in form and substance reasonably acceptable to the Bank, identifying the equipment (as defined in the Master Equipment Lease Agreement) by serial number, physical address of each item of equipment, and the name of the merchant or user in possession of the equipment, prepared and certified as complete and correct, by the Borrower.

9.11. Collateral Records. Borrowers shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Bank’s Lien in the Collateral.

9.12. Notice of Proceedings. The Borrowers shall, immediately after knowledge thereof shall have come to the attention of any officer of the Borrowers, give written notice to the Bank of all threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency which may have a Material effect on the business, property or operations of the Borrowers.

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9.13. Notice of Default. The Borrowers shall, immediately after the commencement thereof, give notice to the Bank in writing of the occurrence of an Event of Default or of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default hereunder.

9.14. Banking Relationship. The Borrowers covenant and agree, at all times during the term of this Agreement, to utilize the Bank as its primary bank of account and depository for all financial services, including all receipts, disbursements, cash management, electronic payment services (including credit card processing with FTPS) and related services and shall incur annual Treasure Management fees equal to Thirty Thousand & 00/100 Dollars ($30,000.00) per year, which shall be in addition to the fee as set out in Section 13.20 of this Agreement.

9.15. Covenant Compliance Certificate. Each Borrower shall, within forty-five (45) calendar days after the end of each fiscal quarter, deliver to the Bank a duly completed compliance certificate (a “Compliance Certificate”), dated the date of the financial statements for the end of such fiscal quarter and certified as true and correct by an appropriate officer of the Borrower, containing a computation of each of the financial covenants set forth in Section 9.7(b) above and stating that the Borrower has not become aware of any Event of Default or unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or unmatured Event of Default describing it and the steps, if any, being taken to cure it.

Article X
FINANCIAL COVENANTS.

10.1. Debt Service Coverage Ratio. For each Reference Period, Borrowers shall maintain a Debt Service Coverage Ratio greater than, or equal to, 1.20 to 1.00.

10.2. Senior Funded Indebtedness to EBITDA Ratio. For each Reference Period identified below, Borrowers shall maintain a Senior Funded Indebtedness to EBITDA Ratio no greater than the ratio indicated below:

Reference Period	Senior Funded Indebtedness to EBITDA Ratio
Fiscal quarter ending June 30, 2011:	3.30 to 1.00
Fiscal quarter ending September 30, 2011:	2.75 to 1.00
Fiscal quarters ending on December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012:	3.00 to 1.00
Each fiscal quarter thereafter:	2.50 to 1.00

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For the last Reference Period stated above, the corresponding ratio shall not be exceeded during any subsequent period that an obligation remains outstanding pursuant to this Agreement.

10.3. Liquidity Covenant. To induce Bank to enter into this Agreement, and as a condition thereof, Borrowers hereby covenant and agree with the Bank that, so long as any Loan (or any portion thereof) remains outstanding, the Borrowers shall collectively maintain an average balance of at least One Million Two Hundred Thousand & 00/100 Dollars ($1,200,000.00) of Unencumbered Liquid Assets, as measured quarterly.

Article XI
EVENTS OF DEFAULT.

The Borrowers, without notice or demand of any kind, unless otherwise expressly provided below, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

11.1. Nonpayment of Obligations. Any amount due and owing on the Draw Notes or any of the Obligations, including any Rate Management Obligation, whether by its terms or as otherwise provided herein, is not paid when due and such non payment continues for a period of ten (10) days.

11.2. Misrepresentation. Any oral or written warranty, representation, certificate or statement in this Agreement, the Loan Documents or any other agreement with the Bank shall be false in any material respect when made or at any time.

11.3. Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement and, if capable of being cured, such failure to perform or default in performance continues for a period of fifteen (15) days after the Borrowers receives notice or knowledge from any source of such failure to perform or default in performance), or in the Loan Documents or any other agreement with the Bank and such failure to perform or default in performance continues beyond any applicable grace or cure period, or in any case where the Bank believes, in good faith, that the payment of Borrower’s Obligations under a Note or Notes, or the performance of any of Borrower’s other obligations under the Loan, is or will soon be impaired, or the Bank otherwise in good faith deems itself to be insecure for whatever reason.

11.4. Default under Loan Documents. A Material default beyond applicable grace or cure periods under any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

11.5. Cross-Default. Any event of default of the Borrowers’ obligations under any other agreements with the Bank as such defaults are defined therein shall also constitute an Event of Default hereunder.

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11.6. Assignment for Creditors. Any Obligor makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of any Obligor is applied for or appointed.

11.7. Bankruptcy. Any proceeding involving any Obligor, is commenced by or against such Obligor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and in the case of any such proceeding being instituted against such Obligor, (i) such Obligor, by any action or failure to act indicates its approval of, consent to or acquiescence therein, or (ii) an order shall be entered approving the petition in such proceedings and such order is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the entry thereof).

11.8. Judgments. The entry of any Material judgment, decree, levy, attachment, garnishment or other process, or the filing of any Material Lien against any Obligor.

11.9. Change in Membership and Control. The occurrence of any sale, conveyance, assignment or other transfer, directly or indirectly, of any interest of the Borrowers, which results in any change in the identity of the individuals or entities previously in control of the Borrowers; or the grant of a security interest in any ownership interest of any Person, directly or indirectly controlling the Borrowers, which could result in a change in the identity of the individuals or entities previously in control of the Borrowers. For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrowers by contract or voting of securities or voting as a member of the Borrowers.

11.10. Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (i) bonded over to the satisfaction of the Bank and appealed, (ii) vacated, or (iii) discharged, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any of the Collateral or any of the collateral under any security agreement securing any of the Obligations, or any material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of the Bank acting in good faith, to become unsatisfactory as to value or character, or which causes the Bank to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Borrowers to do any act deemed reasonably necessary by the Bank to preserve and maintain the value and collectibility of the Collateral.

11.11. Rate Management Obligations and Agreements. Nonpayment by Borrowers of any Rate Management Obligation when due or the breach by Borrowers of any term, provision or condition contained in any Rate Management Agreement.

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11.12. Subordinated Debt. The subordination provisions of any subordination agreement in favor of the Bank shall for any reason be revoked or invalid or otherwise cease to be in full force and effect. The Borrowers shall contest in any manner, or any other holder thereof shall contest in any judicial proceeding, the validity or enforceability of any such subordination agreement or deny that it has any further liability or obligation thereunder.

11.13. Material Adverse Event. The occurrence of any Material adverse event which causes a change in the financial condition of the Borrowers, or which would have a Material adverse effect on the business of the Borrowers.

Article XII
REMEDIES.

Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument relating to any of the Obligations or any security therefor, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrowers to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under either Section 11.6, “Assignment for Creditors”, or Section 11.7, “Bankruptcy”, all commitments of the Bank to the Borrowers shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrowers hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any Borrowers or any guarantor or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing:

12.1. Possession and Assembly of Collateral. To the extent permitted by applicable law or this Agreement, the Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Bank already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of the Borrowers’ premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Bank shall have the right to store the same in any of the Borrowers’ premises without cost to the Bank. At the Bank’s request, the Borrowers will, at the Borrowers’ sole expense, assemble the Collateral and make it available to the Bank at a place or places to be designated by the Bank which is reasonably convenient to the Bank and the Borrowers.

12.2. Sale of Collateral. To the extent permitted by applicable law or this Agreement, the Bank may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Bank may deem proper, and the Bank may purchase any or all of the Collateral at any such sale. The Bank may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Note(s) and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrowers. The Borrowers shall remain liable for any amount remaining unpaid after such application, with interest. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Bank at least ten (10) calendar days before the date of such disposition. The Borrowers hereby confirm, approve and ratify all acts and deeds of the Bank relating to the foregoing, and each part thereof, then in accordance with applicable law or this Agreement.

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12.3. Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, the Borrowers acknowledges and agrees that it is not commercially unreasonable for the Bank (a) to fail to incur expenses reasonably deemed significant by the Bank to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrowers, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including, without limitation, any warranties of title, (k) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of Collateral or to provide to the Bank a guaranteed return from the collection or disposition of Collateral, or (1) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral. The Borrowers acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank’s exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to the Borrowers or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

12.4. UCC and Offset Rights. The Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank. The Borrowers, on behalf of themselves and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to any Obligor.

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12.5. Additional Remedies. The Bank shall have the right and power to:

a. instruct the Borrowers, at their own expense, to notify any parties obligated on any of the Collateral, including, but not limited to, any Account Debtors, to make payment directly to the Bank of any amounts due or to become due thereunder, or the Bank may directly notify such obligors of the security interest of the Bank, and/or of the assignment to the Bank of the Collateral and direct such obligors to make payment to the Bank of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

b. enforce collection of any of the Collateral, including, but not limited to, any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

c. extend, renew or modify for one or more periods (whether or not longer than the original period) the Notes, any other of the Obligations, any obligation of any nature of any other obligor with respect to the Notes or any of the Obligations;

d. grant releases, compromises or indulgences with respect to the Notes, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Note(s) or any of the Obligations;

e. transfer the whole or any part of securities which may constitute Collateral into the name of the Bank or the Bank’s nominee without disclosing, if the Bank so desires, that such securities so transferred are subject to the security interest of the Bank, and any corporation, association, or any of the managers or trustees of any trust issuing any of said securities, or any transfer agent, shall not be bound to inquire, in the event that the Bank or said nominee makes any further transfer of said securities, or any portion thereof, as to whether the Bank or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

f. vote the Collateral;

g. make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Bank as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrowers hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Bank’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrowers, any guarantor or other Person liable to the Bank for the Obligations; and

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h. at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Bank’s rights hereunder, under the Notes or under any of the other Obligations.

12.6. Attorney-in-Fact. The Borrowers hereby irrevocably make, constitute and appoint the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as the Borrowers’ true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrowers’ name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Bank may require to perfect and preserve the Bank’s security interest in, and to enforce such interests in the Collateral, and (iii) carry out any remedy provided for in this Agreement, including, without limitation, endorsing the Borrowers’ name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrowers, changing the address of the Borrowers to that of the Bank, opening all envelopes addressed to the Borrowers and applying any payments contained therein to the Obligations. The Borrowers hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The Borrowers hereby ratify and confirm all that said attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement then in accordance with applicable law or this Agreement..

12.7. No Marshaling. The Bank shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrowers hereby agree that they will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that they lawfully may, the Borrowers hereby irrevocably waive the benefits of all such laws.

12.8. Application of Proceeds. The Bank will within three (3) business days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrowers. Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Section 13 hereof.

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12.9. No Waiver. No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrowers agree that in the event that the Borrowers fail to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agree that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and further the Borrowers hereby waive any requirement that the Bank be required to post any bond for said temporary or permanent injunctive relief.

Article XIII
MISCELLANEOUS.

13.1. Obligations Absolute. None of the following shall affect the Obligations of the Borrowers to the Bank under this Agreement or the Bank’s rights with respect to the Collateral:

a. acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;

b. release by the Bank of any Borrowers or any guarantor or of all or any part of the Collateral or of any party liable with respect to the Obligations;

c. release, extension, renewal, modification or substitution by the Bank of the Note(s), or any note evidencing any of the Obligations, or the compromise of the liability of any guarantor of the Obligations; or

d. failure of the Bank to resort to any other security or to pursue the Borrowers or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

13.2. Entire Agreement. This Agreement (i) is valid, binding and enforceable against the Borrowers and the Bank in accordance with its provisions and no conditions exist as to its legal effectiveness; (ii) constitutes the entire agreement between the parties; and (iii) is the final expression of the intentions of the Borrowers and the Bank. No promises, either expressed or implied, exist between the Borrowers and the Bank, unless contained herein. This Agreement supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.

13.3. Amendments; Waivers. No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the Loan Documents, or consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only for the specific purpose for which given.

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13.4. WAIVER OF DEFENSES. THE BORROWERS, ON THEIR BEHALF AND ANY GUARANTORS OF ANY OF THE OBLIGATIONS, WAIVE EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWERS MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE BANK IN ENFORCING THIS AGREEMENT. THE BORROWERS WAIVE ANY IMPLIED COVENANT OF GOOD FAITH. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWERS.

13.5. WAIVER OF JURY TRIAL. THE BANK AND THE BORROWERS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWERS ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWERS.

13.6. LITIGATION. TO INDUCE THE BANK TO MAKE THE LOANS, THE BORROWERS IRREVOCABLY AGREES THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THIS AGREEMENT, INCLUDING ACTIONS FILED BY THE BORROWERS UNDER THE BANKRUPTCY CODE, THE NOTE(S), ANY OTHER AGREEMENT WITH THE BANK OR THE COLLATERAL, SHALL BE INSTITUTED AND LITIGATED ONLY IN DUVAL COUNTY, FLORIDA. THE BORROWERS HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID COUNTY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

13.7. Assignability. The Bank may at any time assign the Bank’s rights in this Agreement, the Notes, the Obligations, or any part thereof and transfer the Bank’s rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral. In addition, the Bank may at any time sell one or more participations in the Loans. The Borrowers may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and the Borrowers and their respective legal representatives and successors. All references herein to the Borrowers shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term “Borrowers” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

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13.8. Confidentiality. The Borrowers and the Bank hereby agree and acknowledge that any and all information relating to the Borrowers which is (i) furnished by the Borrowers to the Bank (or to any affiliate of the Bank), and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by the Bank or such affiliate in accordance with applicable law, provided, however, that such information and other credit information relating to the Borrowers may be distributed by the Bank or such affiliate to the Bank’s or such affiliate’s directors, officers, employees, attorneys, auditors and regulators, and upon the order of a court or other governmental agency having jurisdiction over the Bank or such affiliate, to any other party. The Borrowers and the Bank further agree that this provision shall survive the termination of this Agreement.

13.9. Binding Effect. This Agreement shall become effective upon execution by the Borrowers and the Bank. If this Agreement is not dated or contains any blanks when executed by the Borrowers, the Bank is hereby authorized, without notice to the Borrowers, to date this Agreement as of the date when it was executed by the Borrowers, and to complete any such blanks according to the terms upon which this Agreement is executed.

13.10. Governing Law. This Agreement, the Loan Documents and the Notes shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the laws of the State of Florida (but giving effect to federal laws applicable to national banks), and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.

13.11. Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.12. Survival of Borrowers Representations. All covenants, agreements, representations and warranties made by the Borrowers herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Notes, and shall be deemed to be continuing representations and warranties until such time as the Borrowers have fulfilled all of their Obligations to the Bank, and the Bank has been paid in full. The Bank, in extending financial accommodations to the Borrowers, is expressly acting and relying on the aforesaid representations and warranties.

13.13. Extensions of Bank’s Commitment and Notes. This Agreement shall secure and govern the terms of any extensions or renewals of the Bank’s commitment hereunder and the Notes pursuant to the execution of any modification, extension or renewal note executed by the Borrowers and accepted by the Bank in its sole and absolute discretion in substitution for the Notes.

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13.14. Time of Essence. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrowers of each covenant, agreement, provision and term of this Agreement.

13.15. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

13.16. Facsimile Signatures. The Bank is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Bank by facsimile, telegraphic or other electronic transmission (each, a “Communication”) which the Bank in good faith believes has been signed by Borrowers and has been delivered to the Bank by a properly authorized representative of the Borrowers, whether or not that is in fact the case. Notwithstanding the foregoing, the Bank shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Bank in lieu of, or in addition to, any such Communication.

13.17. Notices. Except as otherwise provided herein, the Borrowers waive all notices and demands in connection with the enforcement of the Bank’s rights hereunder. All notices, requests. demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, or delivered in person, and addressed as follows:

To the Borrowers:

Global Axcess Corp;

Nationwide Money Services Inc.;

Nationwide Ntertainment Services, Inc.;

EFT Integration Services, Inc.

7800 Belfort Parkway, Suite 165

Jacksonville, Florida 32256

Attn: Michael J. Loiacono

With a copy to:	Pamela M. Brown, Esq. Smith, Gambrell & Russell, LLP 50 N. Laura Street, Suite 2600 Jacksonville, Florida 32202

To the Lender:	Fifth Third Bank 9716 San Jose Blvd., 2nd MDF453305 Jacksonville, Florida 32257 Attn: Janice Kriwanek
With copy to:	Hinshaw & Culbertson LLP 4343 Commerce Court, Suite 415 Lisle, Illinois 60532 Attention: David E. Zajicek, Esq.

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or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

13.18. Indemnification. The Borrowers agree to defend (with counsel satisfactory to the Bank), protect, indemnify and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, attorneys’ fees and time charges of attorneys who may be employees of the Bank, any parent corporation or affiliated corporation of the Bank), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, environmental laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank’s rights and remedies under this Agreement, the Loan Documents, the Note(s), any other instruments and documents delivered hereunder, or under any other agreement between the Borrowers and the Bank; provided, however, that the Borrowers shall not have any obligations hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrowers, be added to the Obligations of the Borrowers and be secured by the Collateral. The provisions of this Section 13.18 shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

13.19. Expenses. Borrowers shall pay all costs and expenses incurred by the Bank in connection with the Bank’s review, due diligence and closing of the Loans, including the fees and expenses of counsel to the Bank in connection with the negotiation and preparation of the Loan Documents and the enforcement of the proposal letter entered into by and between Borrowers and the Bank, the costs of any lien searches, transactional taxes and filing fees whether or not the Loans actually close, as well as all of the Bank’s costs and expenses, including without limitation reasonable “attorneys” fees in connection with enforcement of this Agreement or any future related agreement between Borrowers and the Bank. All such fees, costs and expenses shall constitute additional Obligations of Borrowers.

13.20. Joint And Several Liability. The Borrowers are jointly and severally liable for all obligations imposed upon them under the terms of this Agreement and the Loan Documents.

[Remainder Of Page Intentionally Left Blank; Signature Page To Follow]

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IN WITNESS WHEREOF, the parties have executed this Loan and Security Agreement as of the date first above written.

BORROWERS:	GLOBAL AXCESS CORP., a Nevada corporation By: __/s/ Lock Ireland____________________________ Lock Ireland, Co-Interim Chief Executive Officer
NATIONWIDE MONEY SERVICES INC., a Nevada corporation By: __/s/ Lock Ireland____________________________ Lock Ireland, President
NATIONWIDE NTERTAINMENT SERVICES, INC. , a Nevada corporation By: __/s/ Lock Ireland____________________________ Lock Ireland, President
EFT INTEGRATION, INC., a Nevada corporation By: __/s/ Lock Ireland____________________________ Lock Ireland, President
BANK:	FIFTH THIRD BANK, an Ohio banking corporation By: __/s/ Janice Kriwanek_________________________ Print Name: __Janice Kriwanek_______________ Its: ___Senior Vice President______________
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EXHIBIT A

DRAW LOAN c Note

$__________________	Date: December, 2011

Jacksonville, Florida

FOR VALUE RECEIVED, GLOBAL AXCESS CORP., a Nevada corporation, NATIONWIDE MONEY SERVICES INC., a Nevada corporation, NATIONWIDE NTERTAINMENT SERVICES, INC., a Nevada corporation, and EFT INTEGRATION, INC., a Florida corporation (collectively “Borrowers”), jointly and severally, promise to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation (hereinafter, together with any holder thereof, the “Bank”), whose address is 9716 San Jose Boulevard, Suite 200, Jacksonville, FL 32257, the principal sum of ________________ DOLLARS ($___________) with interest from the date of disbursement until paid in full, on the unpaid principal balance from time to time hereunder, at the LIBOR Rate, as defined in that certain Global Axcess 2011-C Loan and Security Agreement dated _____________, 20__, by and between Borrowers and Bank (the “Loan Agreement”), calculated on the basis of the actual number of days elapsed in a 360-day year of 12 months of 30 days each, payable in arrears, all payable in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, said principal and interest being payable as follows:

(a)	Principal and accrued interest, fully amortized over ________months, shall be due and payable in equal monthly installments, commencing on _____________, 20__, and continuing on the last day of each calendar month thereafter; and

(b)	The remaining principal balance, together with accrued and unpaid interest thereon, shall be due and payable in full that date which is the earlier of (i) ________months following the date of this Note and (ii) the expiration date or earlier termination of the customer agreement(s) that were acquired with the proceeds of this Note, as contemplated under the Loan Agreement; but in any event not later than May 31, 2015 (in either event, the “Draw Loan C Maturity Date”).

Capitalized words and phrases not otherwise defined herein shall have the meaning assigned thereto in the Loan Agreement, which by reference thereto is fully incorporated herein.

This Note evidences a disbursement under Draw Loan C as provided in the Loan Agreement, which includes certain terms and conditions under which the Draw Loan C Maturity Date or any payment hereon may be accelerated. The holder of this Note is entitled to all of the benefits and security provided for in the Loan Documents, including the UCC-1 Financing Statement(s) evidencing a blanket lien on all of the Collateral as more specifically described in the Loan Documents.

Principal and interest shall be paid to the Bank at its address set forth above, or at such other place as the holder of this Note shall designate in writing to the Borrowers. The Bank’s disbursement under the Draw Loan C, as evidenced by this Note, and all payments on account of the principal and interest of this Note, shall be recorded on the books and records of the Bank and the principal balance as shown on such books and records, or any copy thereof certified by an officer of the Bank, shall be rebuttably presumptive evidence of the principal amount owing hereunder.

Except for such notices as may be required under the terms of the Loan Agreement, the Borrowers waive presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Draw Note, and assent to any extension or postponement of the time of payment or any other indulgence.

The Bank’s disbursement under Draw Loan C, as evidenced by this Note, has been made at the Bank’s main office set forth above. This Note shall be governed and construed in accordance with the laws of the State of Florida, in which state it shall be performed, and shall be binding upon the Borrowers, and their respective legal representatives, successors, and assigns.

Wherever possible, each provision of the Loan Agreement and this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Loan Agreement or this Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Loan Agreement or this Note. The term “Borrowers” as used herein shall mean all parties executing this Note, and each one of them, and all such parties, their respective successors and assigns, shall be jointly and severally obligated hereunder.

[Remainder Of Page Intentionally Left Blank; Signature Page To Follow]

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IN WITNESS WHEREOF, the Borrowers have executed this Note as of the date set forth above.

GLOBAL AXCESS CORP, a Nevada corporation By: _______________________________________ Lock Ireland, Co-Chief Executive Officer
NATIONWIDE MONEY SERVICES INC., a Nevada corporation By: _______________________________________ Lock Ireland, President
NATIONWIDE NTERTAINMENT SERVICES, INC. , a Nevada corporation By: _______________________________________ Lock Ireland, President
EFT INTEGRATION, INC., a Nevada corporation By: _______________________________________ Lock Ireland, President

This Draw Note is an unsecured note in connection with a $3,000,000 aggregate credit facility. Florida Documentary Stamp tax in the amount of $2,450.00 has been paid directly to the Florida Department of Revenue representing the full amount of tax owed on said credit facility. Accordingly, no further tax is due on this Draw Note.

[Note: Affix Florida Documentary Stamp Tax Receipt (Certificate of Registration)]

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EXHIBIT B

To:	Fifth Third Bank, as Lender

Please refer to the Global Axcess 2011-C Loan and Security Agreement dated as of December ___, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among GLOBAL AXCESS CORP., a Nevada corporation, NATIONWIDE MONEY SERVICES INC., a Nevada corporation, NATIONWIDE NTERTAINMENT SERVICES, INC., a Nevada corporation, and EFT INTEGRATION, INC., a Florida corporation, (jointly, severally and collectively, the “Borrowers”); and FIFTH THIRD BANK, an Ohio Banking corporation (“Lender”). Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Article V of the Loan Agreement, of a request hereby for a borrowing as follows:

(i) The requested borrowing date for the proposed borrowing (which is a Business Day) is ______________, 20__.

(ii) The aggregate amount of the proposed borrowing is $______________.

(iii) The type of Loans comprising the proposed borrowing are Draw Loan C.

Each of the undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Default or Event of Default under the Loan Agreement; and (ii) each of the representations and warranties contained in the Loan Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Loan Agreement. Each of the undersigned hereby further certifies that the proceeds of the proposed borrowing shall be used solely for the purposes identified in the Loan Agreement and on the purchase order(s) attached hereto.

[Remainder Of Page Intentionally Left Blank; Signature Page To Follow]

IN WITNESS WHEREOF, the Borrowers Borrower has caused this Notice of Borrowing to be executed and delivered as of this ____ day of _____________, 20___.

GLOBAL AXCESS CORP., a Nevada corporation By: _______________________________ Lock Ireland, Co-Interim Chief Executive Officer	NATIONWIDE MONEY SERVICES INC., a Nevada corporation By: _________________________________ Lock Ireland, President
NATIONWIDE NTERTAINMENT SERVICES, INC., a Nevada corporation By: _______________________________ Lock Ireland, President	EFT INTEGRATION, INC., a Florida corporation By: _________________________________ Lock Ireland, President

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EXHIBIT C

COLLATERAL ASSIGNMENT OF CONTRACTS

THIS COLLATERAL ASSIGNMENT OF CONTRACTS (this “Agreement” or “Assignment”), is entered into as of December ___, 2011 (the “Effective Date”) by and between:

GLOBAL AXCESS CORP, a Nevada corporation, whose address is: 7800 Belfort Parkway, Suite 165, Jacksonville, Florida 32256; NATIONWIDE MONEY SERVICES INC., a Nevada corporation, whose address is: 7800 Belfort Parkway, Suite 165, Jacksonville, Florida 32256; NATIONWIDE NTERTAINMENT SERVICES, INC., a Nevada corporation, whose address is: 7800 Belfort Parkway, Suite 165, Jacksonville, Florida 32256; EFT INTEGRATION, INC., a Florida corporation, whose address is: 7800 Belfort Parkway, Suite 165, Jacksonville, Florida 32256, (collectively, “Assignor” or “Borrower”); and FIFTH THIRD BANK, an Ohio Banking corporation, with an address at 9716 San Jose Blvd., Suite 200, Jacksonville, FL 32257 (the “Assignee” or “Bank”).

BACKGROUND

A. Borrower and the Bank entered into the Global Axcess 2011 Loan-C and Security Agreement dated as of December ___, 2011 (the “Loan Agreement”), and other related Loan Documents pertaining to a $3,000,000 Draw Loan C for purposes stated in said Loan and Security Agreement, including the purchase of those certain customer contracts and transition services agreements (collectively, the “Customer Contracts”) as more particularly described on Exhibit C-1 attached hereto and incorporated herein;

B. Pursuant to Borrower’s request, the Bank is willing to extend such financial accommodation to Borrower under the terms and conditions set forth in said Loan Agreement;

C. Pursuant to the Loan Agreement, the Bank required that Borrower assign to the Bank for collateral purposes Borrower’s rights under the Customer Contracts.

In consideration of the foregoing and the mutual agreements hereinafter set forth, Borrower and the Bank hereby enter into this Agreement.

1. Capitalized Terms. Capitalized terms not otherwise defined herein shall continue to have the meanings given them in the Loan Documents as such term is defined in the Loan Agreement.

2. Assignment of Customer Contracts. Borrower, for good and valuable consideration, the receipt of which is hereby acknowledged, hereby GRANTS, TRANSFERS, CONVEYS, PLEDGES, and ASSIGNS to the Bank for collateral security purposes all of its rights, titles, and interests in, to and arising from the following (together with the right, upon the occurrence of an Event of Default by Borrower, to collect and receive all revenues, monies, proceeds, benefits, and payments due and to become due to Borrower and accruing and to accrue unto Borrower under or by virtue of the same), in each case, pursuant to the terms and provisions of this Agreement: (i) the Customer Contracts; and (ii) any and all amendments, renewals and supplements of said Customer Contracts.

3. Grant of Security Interest. This Agreement is entered into and is made and given as additional collateral security for the prompt payment when due of the Obligations of Borrower to the Bank as evidenced or secured by, or otherwise provided in, the Loan Agreement and any of the other Loan Documents, all of which have been made by Borrower with or for the benefit of the Bank, whether such Obligations are now existing or hereafter created, direct or indirect, absolute or contingent, joint or several, due or to become due, howsoever created, evidenced or arising and howsoever acquired by the Bank, and any and all renewals, extensions or refinancings thereof.

4. Ongoing Representations and Warranties of Borrower. Borrower represents and warrants to the Bank, now and continuing throughout the term of this Agreement (which representations and warranties will survive the delivery of this Agreement) that: (i) Borrower is the sole holder of its interests in the Customer Contracts; (ii) the Customer Contracts are valid and enforceable; and (iii) the Customer Contracts have not been altered, modified or amended in any manner whatsoever.

5. Additional Representations and Warranties of Borrower. Borrower further represents and warrants to the Bank:

a. The execution of this Agreement has been duly authorized, consented to, and approved by Borrower in accordance with the terms of Borrower’s Articles of Incorporation and By-Laws and all applicable laws;

b. The individual executing this Agreement on behalf of Borrower has been duly appointed and designated and has the requisite authority to execute this Agreement on behalf of Borrower;

c. No authorization, consent, or approval from or of any other person or entity is necessary or required in connection with the execution and delivery by Borrower of this Agreement, or in connection with the performance by Borrower of its obligations hereunder;

d. Each of the Customer Contracts: (i) have been properly executed and delivered by or on behalf the respective customer identified therein (each such person a “Customer” and collectively the “Customers”); (ii) constitute the legal, valid and binding obligations of each of the Customers, enforceable against each of the respective Customer in accordance with their respective terms; and (iii) no Customer is in default thereunder; and Borrower knows of no fact or set of circumstances which, with the passage of time, would result in a default.

e. Borrower has not received notice of any currently pending or threatened litigation or other claim or charge relating to the Customer Contracts or the Customers;

f. Borrower is in compliance with all terms and conditions stated in the Customer Contracts.

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6. Covenants of Borrower.

a. Customer Contract Performance and Assignments. Borrower shall observe and perform all the obligations imposed upon it under the Customer Contracts, and shall not sell, transfer, assign, pledge, encumber or mortgage any or all of the Customer Contracts, or any interest therein, without the prior written consent of the Bank.

b. Financing Statements. Borrower hereby irrevocably authorizes the Bank at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of Borrower to perfect the security interest granted herein by Borrower to the Bank, regardless of whether the Customer Contracts or any of the rights thereunder fall within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, and containing any such information required by Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed. Borrower shall sign and execute alone or with the Bank any other document or procure any documents and pay any connected costs, expenses and fees, including court costs and reasonable attorneys’ fees, necessary to protect the security interest under this Agreement against the rights, interests or claims of third parties.

c. Further Assurances. Borrower shall execute and deliver at the request of the Bank, all such further assurances, acknowledgments and certificates for the purposes hereof as the Bank shall from time to time require.

7. Rights, Duties and Powers of the Bank.

a. Rights and Powers. Upon the occurrence of an Event of Default, Borrower does hereby irrevocably authorize and empower the Bank to do the following, by and on behalf of Borrower, and in Borrower’s name, place and stead:

b. Remedies. The Bank shall have all the rights and remedies of a secured party under the applicable Uniform Commercial Code, including the right to appoint a receiver with court approval, and in addition to any other rights or remedies it may have hereunder or under the Loan Agreement. Without limiting the Bank’s rights and remedies, Borrower hereby irrevocably authorizes and empowers the Bank, at any time after the occurrence of an Event of Default, in Borrower’s name or in the Bank’s name, to demand, collect, receive, setoff against, sue for and give acquaintance for any and all monies and claims for monies hereby assigned and to exercise any and all rights and privileges and receive all benefits accorded to Borrower under the Customer Contracts and to execute other required instruments or to take any action reasonably deemed necessary or appropriate to protect Borrower’s rights hereunder. All rights and remedies referred to herein shall be cumulative and non-exclusive.

c. Disclaimer. This Agreement constitutes an assignment of the rights of Borrower with respect to the Customer Contracts only and not an assignment or delegation of any duties or obligations of Borrower with respect thereto and by its acceptance hereof the Bank does not undertake to perform or discharge and shall not be responsible or liable for the performance or discharge of any such duties or responsibilities. Borrower does hereby agree to indemnify and hold the Bank harmless from and against any and all liabilities, costs, damages and expenses incurred by the Bank in connection with this Agreement, other than those arising as a result of the Bank’s negligence or willful misconduct.

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d. Authorization to Customers. Upon the occurrence of an Event of Default by Borrower, Borrower does hereby irrevocably authorize each of the Customers to recognize the claims of the Bank, or the exercise of any rights and powers granted to the Bank pursuant to this Assignment, without investigating the reason for any action taken by the Bank (or duly appointed receiver), or the validity or the amount of indebtedness owing to the Bank, or the existence of any other event of default under any one or all of the Loan Documents, or under or by reason of this Assignment, or the application of such claims to be made by the Bank (or duly appointed receiver).

8. Miscellaneous.

a. Binding Effect. The satisfaction or discharge of any part of the Obligations shall not in any way satisfy or discharge this Agreement, but this Agreement shall remain in full force and effect until the date upon which the Obligations are paid and satisfied in full. This Agreement shall be binding upon Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns.

b. Survival. All of the representations and warranties of Borrower contained in this Agreement shall survive the execution and delivery of this Agreement and shall be remade on the date of each borrowing by Borrower from the Bank.

c. Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Assignment) shall be given or made by telecopy, courier or U.S. Mail or in writing and telecopied, mailed or delivered to the intended recipient at the mailing addresses specified in the Loan Agreement or, as to any other party, at such other address as shall be designated by such party in a notice to the other party. All such communications shall be deemed to have been duly given as provided in the Loan Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Collateral Assignment of Customer Contracts as of the date first above written.

BORROWERS:	GLOBAL AXCESS CORP, a Nevada corporation By: _______________________________________ Lock Ireland, Co-Chief Executive Officer
NATIONWIDE MONEY SERVICES INC., a Nevada corporation By: _______________________________________ Lock Ireland, President
NATIONWIDE NTERTAINMENT SERVICES, INC. , a Nevada corporation By: _______________________________________ Lock Ireland, President
EFT INTEGRATION, INC., a Nevada corporation By: _______________________________________ Lock Ireland, President
BANK:	FIFTH THIRD BANK, an Ohio banking corporation By: _______________________________________ Print Name: __Janice Kriwanek______________ Its: ___Senior Vice President_________

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EXHIBIT C-1
(to Collateral Assignment of Contracts)

CONTRACTS